EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Thomas G. Bevivino
Chief Financial Officer &
Executive Vice President
tbevivino@severnbank.com
410.260.2000

Severn Bancorp Announces First Quarter Dividend

ANNAPOLIS, MD (March 19, 2009) — Severn Bancorp, Inc, parent company of Severn Savings Bank FSB (“Severn”), announced that its Board of Directors has declared a regular quarterly dividend of $.03 per share for the first quarter of 2009.  This dividend is payable on April 15, 2009 to shareholders of record as of the close of business on March 31, 2009 and represents a reduction of $.03 per share from the dividend declared for the fourth quarter of 2008.

“We are in a very challenging period for our company in terms of performance and credit quality. The continued deterioration in the local real estate market took an increasing toll on our loan portfolio, resulting in higher, but manageable, levels of non-performing loans and charge-offs. Because of this, we anticipate adding up to $5 million to our loan loss reserves during the first quarter of 2009, which includes both general reserves and reserves specific to certain identifiable loans largely attributable to our residential mortgage loan portfolio. Given the size of the additional loan loss reserve, we feel it prudent to reduce our regular quarterly dividend.  We made this decision to help ensure the continued strength of our balance sheet in light of the current economic climate,” said Alan J. Hyatt, president and chief executive officer.  “Severn remains very well capitalized with levels well above the regulatory requirements for such a designation.  However, we feel that the sensible decision is to do what is necessary to conserve shareholders’ equity at this time.

First Quarter Dividend, Page 2

About Severn

Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending.  It has assets of nearly $1 billion and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland.  The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution.  Severn is on the Web at www.severnbank.com.

Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements.  The forward-looking statements contained herein include, but are not limited to, statements about the expected closing on the securities offerings.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.  The Company’s operations and actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and Company’s general market area, federal and state regulation, competition and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

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